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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

PETIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38163 (Commission File Number)	35-2554312 (I.R.S. Employer Identification No.)

923 S. Bridgeway Pl. Eagle, Idaho (Address of principal executive offices)	83616 (Zip Code)

(208) 939-8900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



☒ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act (17 CFR 240.12b-2)

☒ Indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act (17 CFR 240.13(a)-1)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On September 19, 2018, PetIQ, Inc. (the “Company”) announced that Susan Sholtis has been appointed to the role of President of the Company, effective October 1, 2018.  Ms. Sholtis joined the Company as a member of the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) on March 15, 2018.  Prior to her appointment as President of the Company, Ms. Sholtis served as Global Marketing Head in the Health Division at Reckitt Benckiser since 2017.  From 2016 to 2017, Ms. Sholtis served as Head of North America Commercial Operations at Merial and was responsible for transitioning North America operations to Merial’s new owner, Boehringer Ingelheim.  Prior to that, from 2006 to 2016, Ms. Sholtis served in a number of positions at Mead Johnson Nutrition, most recently as Head of Global Marketing.  Ms. Sholtis earned a Bachelor’s degree from Butler University and a Masters of Business Administration from Emory University.  A copy of the press release announcing Ms. Sholtis’ appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with her appointment to the role of President of the Company, on September 17, 2018, the Company entered into an Employment and Non‑Competition Agreement with Ms. Sholtis (the “Employment Agreement”) which provides for an annual base salary of $400,000 and a term of 12 months, which term will automatically extend for a 12-month period absent notice of termination.  Ms. Sholtis’ target bonus is 100% of her base annual salary.  In the event Ms. Sholtis’ employment is terminated by the Company without “Cause” (as defined in the Employment Agreement), she will be entitled to receive an amount equal to her then-current annual base salary for a period of 12 months.

The Employment Agreement contains restrictive covenants relating to non-competition, confidential information and non-solicitation, including Ms. Sholtis’ agreement that, during the time of her employment and for 12 months thereafter, she will not provide services similar to those that she provided the Company to any competitor.

In addition, on October 1, 2018, Ms. Sholtis will receive equity awards consisting of (i) options to purchase 10,000 shares of Class A common stock vesting in equal installments on each of the first four anniversaries of the grant date and (ii) 20,000 restricted stock units vesting 50% on the first anniversary of the grant date, and in equal installments on each of the second, third and fourth anniversaries thereafter.  The equity awards will be issued pursuant to the Company’s 2017 Omnibus Incentive Plan and the respective award agreements.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

In connection with Ms. Sholtis’ appointment as President of the Company, Ms. Sholtis tendered her resignations (i) as a member of the Compensation Committee effective September 17, 2018 and (ii) as a director effective October 1, 2018.  Ms. Sholtis did not resign from the Board due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  In connection with Ms. Sholtis’ resignation, the Board took action pursuant to the Bylaws of the Company to reduce the size of the Board to seven (7) directors, effective October 1, 2018.

Item 9.01 Financial Statements and Exhibits.

Exhibits:
Exhibit No.	Description
10.1	Employment and Non-Competition Agreement, dated September 17, 2018, between PetIQ, Inc. and Susan Sholtis
99.1	Press Release, dated September 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETIQ, INC.
Dated: September 20, 2018	By	/s/ John Newland
	Name:	John Newland
	Title:	Chief Financial Officer